Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Vice President Investor Relations	Vice President Corporate Communications
	(972) 543-8207	(972) 543-8123

MERITAGE HOMES REPORTS THIRD QUARTER AND YEAR-TO-DATE 2007 RESULTS

THIRD QUARTER RESULTS (CHANGE 2007 VS. 2006):

•      Closed 1,894 homes with and ASP of $303k for $575M of closing revenue

•      Net loss of $119M or ($4.52) per share, after $217M of primarily non-cash charges ($132M after tax) and adjusted net earnings of $14M after these charges

•      Net orders for 1,435 homes reduced by 41% cancellations of gross sales, ASP of $272K

OPERATIONAL HIGHLIGHTS:

•      Cash flow from operations swings to positive $5M with an $88M improvement over previous quarter

•      Reduced inventory of unsold homes by 11% from June 30, 2007

•      Terminated about 6,000 lot options to preserve cash and improve cash flows

•      Reduced total lot supply by 20% from June 30, 2007 and by 43% from peak in September 2005

•      Reduced general and administrative expenses by 38% to 3.7% of revenue

•      Amended credit facility to provide greater financial flexibility

YEAR TO DATE RESULTS (CHANGE 2007 VS. 2006):

•      Closed 5,548 homes with an ASP of $310K for $1.7B home closing revenue

•      Net loss of $160M or ($6.10) per share after $342M of primarily non-cash charges ($214M after tax) and adjusted net earnings of $54M after these charges

•      Order backlog of $1.0 billion declined 39% as a result of weak orders and high cancellations

•      Net debt-to-capital ratio at September 30 was 50% in 2007, compared to 42% in 2006

Scottsdale, Arizona (October 25, 2007) – Meritage Homes Corporation (NYSE: MTH) today announced third quarter and year-to-date results for the periods ended September 30, 2007.

Summary Operating Results (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
	2007	2006	% Chg	2007	2006	% Chg
Homes closed (units)	1,894	2,636	-28%	5,548	7,886	-30%
Home closing revenue	$574,667	$875,743	-34%	$1,718,530	$2,624,968	-35%
Sales orders (units)	1,435	1,870	-23%	5,242	6,576	-20%
Sales order value	$390,366	$581,230	-33%	$1,532,448	$2,108,208	-27%
Ending backlog (units)				3,379	5,084	-34%
Ending backlog value				$1,013,979	$1,664,840	-39%
Net (loss)/earnings* (including write-offs)	$(118,552)	$59,539	-299%	$(160,012)	$216,330	-174%
Adjusted net earnings * (excluding write-offs)	$13,843	$64,717	-79%	$53,514	$226,013	-76%
Diluted EPS (including write-offs)	$(4.52)	$2.25	-301%	$(6.10)	$7.94	-177%

*                       See non-GAAP reconciliation between net earnings/(loss) and adjusted net earnings on “Operating Results” table, page 6.

Third quarter operating results reflect further deterioration in homebuilding markets

Meritage reported a net loss for the third quarter 2007 of $119 million, or ($4.52) per share, compared to net earnings of $60 million, or $2.25 per diluted share in the third quarter 2006. The results included pre-tax, non-cash real estate-related and joint venture valuation adjustments totaling $172 million and goodwill-related write-off of $45 million in the third quarter of 2007. Total charges, after tax effects, combined to reduce net earnings by $132 million and diluted earnings per share (EPS) by $5.04 per share. Excluding these charges, adjusted net earnings for the third quarter were $14 million in 2007, compared to $65 million in 2006. There were $8 million of charges related to real estate assets and no goodwill write-downs in the third quarter 2006.

The real estate-related charges included $100 million write-downs of inventory on continuing projects, $49 million for terminated projects, and $23 million relating to joint ventures. The charges by state were as follows: California ($67 million), Arizona ($47 million), Nevada ($32 million), Florida ($15 million), Colorado ($10 million) and one terminated project in Texas ($1 million). The continued weakness and expectations that the downturn of the housing market will be deeper and longer than previously anticipated caused the Company to evaluate and write off $45 million of goodwill, including all goodwill in California ($14 million) and Florida ($10 million), and portions of the goodwill in Nevada ($11 million) and Arizona ($10 million). The goodwill write-offs reflect the current state of the homebuilding market and the accounting consequence of valuing divisions based on declining stock prices. Meritage is still in the process of finalizing its goodwill valuation analysis. Any adjustments to the analysis, further deterioration in the market or decline in stock price could result in further charges to the Company's year-end earnings. At September 30, 2007, the Company's remaining goodwill is $58 million.

“We are pleased to report that Meritage generated positive cash flow from operations this quarter, and maintained operating profitability before our real estate charges and goodwill write-offs, which were primarily non-cash,” said Steven J. Hilton, chairman and CEO of Meritage. He continued, “Current market conditions are as weak as they’ve been for many years, and it’s unclear when conditions will improve. Home sellers are reducing prices to compete aggressively for fewer buyers, and buyers are looking for prices to stabilize before purchasing. The precipitous declines in states like Florida, California and Nevada are well-known, and sales in Texas also slowed noticeably this quarter. While conditions remain weak, we are operating much more conservatively, and protecting our balance sheet with a strategy of positioning the Company to capitalize on opportunities in traditional high-growth markets when homebuilding rebounds.

“In order to strengthen our balance sheet and reduce debt, we liquidated over 11% of our spec inventory this quarter, renegotiated or opted out of about 6,000 lot purchases under option contracts, and reduced our total lot supply by 20%. These actions contributed to our $88 million turnaround in cash flow from last quarter, and resulted in us achieving positive cash flow from operations earlier than we had projected. These improvements should continue to benefit our liquidity and future cash flow.”

Third quarter home closing revenue was $575 million in 2007, compared to $876 million in 2006. This 34% revenue decline reflects a 9% reduction in ASP on 28% fewer home closings. The largest year-over-year declines in closing revenue were experienced in Nevada (-65%), Arizona (-58%) and California (-50%), while third quarter revenue from Texas home closings increased 6%, and Meritage's Colorado market increased 73% year over year as that operation continued to grow from its startup in early 2006.

Gross margin was 14.8% excluding $148 million of real estate-related charges recorded in the third quarter of 2007
(-10.9% including real estate valuation adjustments.) Prior year gross margin was 21.2% excluding approximately $8 million of real estate-related charges in the third quarter of 2006, or 20.3% after these charges.

As a result of reduced compensation expenses and other cost reductions totaling $13 million, general and administrative expenses were 38% lower than one year earlier, and declined 21 bps to 3.7% of home closing revenue. Commissions and other selling costs declined 11% from the prior year, yet rose as a percentage of home closing revenue due to a more competitive selling environment.

Softer demand, coupled with higher cancellation rates, reduced net orders to 1,435 homes with a total value of $390 million in the third quarter of 2007, compared to 1,870 orders valued at $581 million in 2006. The 23% decline in net home orders, combined with a 12% lower ASP, resulted in a 33% year-over-year reduction in order value, with the largest declines in California (-53%), Nevada (-52%) and Arizona (-51%). Sales also slowed in Texas, as net order value declined 28% year over year in the third quarter. The Company’s order cancellation rate in the third quarter of 2007 rose to approximately 41% of gross orders, from 37% in both the third quarter 2006 and the second quarter 2007.

Year-to-date operating results

Meritage reported a net loss of $160 million, or ($6.10) per share, for the first nine months of 2007, compared to net earnings of $216 million, or $7.94 per diluted share for the first nine months of 2006. The 2007 results included pre-tax real estate-related and joint venture valuation adjustments of $269 million, and goodwill-related write-offs of $73 million, which together reduced net earnings from homebuilding operations and diluted EPS by $214 million or $8.14 per share after tax.

Year-to-date home closing revenue for 2007 was $1.7 billion, generated from 5,548 homes closed at an ASP of approximately $310,000. First three quarters 2006 home closing revenue was $2.6 billion, generated from 7,886 homes closed at an ASP of approximately $333,000. The largest revenue declines were in Nevada (-71%), California (-54%) and Arizona (-47%), partially offset by a 6% year-over-year increase in Texas.

Net orders for the first nine months of 2007 declined 20%, and combined with a 9% lower ASP to result in a 27% lower total order value than the same nine-month period in 2006. Lower than planned absorption rates, as measured by net sales per community, are keeping more communities open longer. Meritage active communities peaked at 222 at the end of the second quarter, and began to decline this quarter, with 221 active communities open at September 30, 2007, compared to 213 one year earlier.

Careful balance sheet management continues

Order backlog stood at 3,379 homes valued at $1.0 billion on September 30, 2007, compared to 5,084 homes valued at $1.7 billion on September 30, 2006. An 8% year-over-year decline in the ASP of homes in backlog, on 34% lower volume, resulted in 39% lower backlog value than one year ago. Florida and Arizona have experienced the largest declines in backlog, at -65% and -59%, respectively. Due to slower sales and increased cancellations, Texas backlog at September 30 decreased 23% from 2006 to 2007.

“Our real estate inventory peaked at $1.65 billion as of June 30, 2007, and decreased this quarter to $1.54 billion, as a result of reducing our inventories of unsold homes to 1,233 at September 30, the slowing of lot purchases in the third quarter and the impact of our real estate valuation adjustments. In addition, we terminated options to purchase about 6,000 lots, with a total purchase price of approximately $280 million, avoiding cash outflows,” said Larry Seay, executive vice president and CFO of Meritage. “Since the beginning of 2006, we have terminated options covering over 15,000 lots with a total purchase price of more than a billion dollars. Had we owned these land positions, we believe we would have incurred much greater write-offs as real estate values deteriorated.

“Our total lot supply today stands at 31,163 — roughly a 3.8-year supply of lots based on trailing twelve months’ deliveries, with about a third of that owned. Fifty percent of our total lot supply is in Texas, where home sales have held up better, partially because home prices there did not appreciate at the same rate they did in other areas of the country.”

Meritage reduced total debt to $884 million during the quarter, from $903 million at June 30, 2007, and total funds available under its existing bank credit facility stood at $442 million at September 30, 2007, after considering the facility’s borrowing base availability and most restrictive covenants. Net debt-to-capital ratio was 50% as of September 30, 2007, compared to 42% at September 30, 2006, resulting from a reduction in book value due to asset charges. Interest coverage ratio was 3.7 times interest incurred, based on trailing four quarters’ EBITDA as adjusted to exclude non-cash charges. Third quarter adjusted EBITDA used in the calculation was $10 million higher than the second quarter 2007.

Credit facility amended to provide more cushion under interest coverage covenant

In September, Meritage amended its revolving credit agreement with Guaranty Bank and various other financial institutions. The amendment allows for a reduction in the minimum interest coverage ratio below 2.0 for a period of up to nine consecutive quarters, but not less than 0.5 for a period of up to three consecutive quarters during the nine-quarter period. The amendment permanently decreased the borrowing capacity under the credit agreement, which matures in 2011, to $800 million from $850 million, and modifies the applicable interest rate depending on the Company’s leverage ratio.

“While we are in compliance with all of our debt covenants as of the end of the quarter, the amendment we negotiated with our bank group provides some extra cushion and additional flexibility during this extended downturn in housing demand,” said Mr. Hilton. “We appreciate our bankers who supported us in a true spirit of cooperation as we all continue to work through these difficult conditions, and look forward to better times.”

Summary and future outlook

“Considering the challenging market conditions in which we’re operating, we were pleased to show progress relative to the objectives we laid out last quarter, in terms of inventory reduction, managing our lot supply and purchases, and generating positive cash flow from operations,” Mr. Hilton concluded. “We will continue to pursue these objectives and expect to show continued progress in the fourth quarter and in 2008. We are committed to sound balance sheet management, maintaining liquidity and reducing debt to preserve maximum flexibility for the future.

He continued, “There is a larger selection of homes at lower prices today than we’ve seen in many years, and we are encouraged by the fact that interest rates are still at historically low ranges, and money is available for buyers with good credit or income. For those considering a home purchase as a long-term investment, and eager to enjoy the many benefits of home ownership, we hope they conclude that now is a great time to buy a home!”

Conference call and webcast

The Company will host a conference call on to discuss these results on October 26, 2007, at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time.) The call will be webcast by Thomson/CCBN and distributed through the Thomson StreetEvents Network, with an accompanying slideshow on the “Investor Relations” page of the Company’s web site at http://www.meritagehomes.com. For telephone participants, the dial-in number is 866-356-4123 with a passcode of “Meritage”. Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after 2:00 p.m. EDT October 26, 2007, through midnight November 25, 2007 on the websites noted above, or by dialing 888-286-8010, and referencing passcode 59398218.

Meritage Homes Corporation and Subsidiaries

Operating Results

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Operating results
Home closing revenue	$574,667	$875,743	$1,718,530	$2,624,968
Land closing revenue	3,902	2,453	6,156	15,159
Total closing revenue	578,569	878,196	1,724,686	2,640,127
Home closing gross (loss)/profit	(62,283)	177,787	37,456	611,317
Land closing gross (loss)/profit	(759)	221	(399)	1,350
Total closing gross (loss)/profit	(63,042)	178,008	37,057	612,667
Commissions and other sales costs	(49,598)	(55,934)	(145,003)	(156,810)
General and administrative expenses (1)	(21,308)	(34,347)	(76,385)	(128,413)
Goodwill-related impairments	(45,000)	—	(72,952)	—
Other (expense)/income, net (2)	(13,469)	6,720	(1,720)	22,944
(Loss)/earnings before provision for income taxes	(192,417)	94,447	(259,003)	350,388
Benefit/(provision) for income taxes	73,865	(34,908)	98,991	(134,058)
Net (loss)/earnings	$(118,552)	$59,339	$(160,012)	$216,330
(Loss)/earnings per share
Basic:
(Loss)/earnings per share	$(4.52)	$2.28	$(6.10)	$8.15
Weighted average shares outstanding	26,249	26,087	26,216	26,554
Assuming dilution:
(Loss)/earnings per share	$(4.52)	$2.25	$(6.10)	$7.94
Weighted average shares outstanding	26,249	26,490	26,216	27,259
Non-GAAP Reconciliations:
Total closing gross (loss)/profit	$(63,042)	$178,008	$37,057	$612,667
Add: Real estate-related impairments
Terminated lot options	48,565	4,635	84,684	7,470
Impaired projects	99,820	3,673	159,600	8,133
Adjusted closing gross profit	$85,343	$186,316	$281,341	$628,270
(Loss)/earnings before provision for income taxes	$(192,417)	$94,447	$(259,003)	$350,388
Add:
Real estate-related impairments
Terminated lot options	48,565	4,635	84,684	7,470
Impaired projects	99,820	3,673	159,600	8,133
Joint venture impairments	23,369	—	24,489	—
Goodwill-related impairments	45,000	—	72,952	—
Adjusted earnings before provision of income taxes	24,337	102,755	82,722	365,991
Adjusted provision for income taxes	(10,494)	(38,038)	(29,208)	(139,978)
Adjusted net earnings	$13,843	$64,717	$53,514	$226,013

(1)                     General and administrative expenses include the following:

Severance-related expenses	$398	$1,051	2,459	12,762

(2)                     Other income includes joint venture impairments of $23.4 and $24.5 million, respectively in the three and nine months ended September 30, 2007.

Meritage Homes Corporation and Subsidiaries

Non-GAAP Financial Disclosures

(Unaudited)

(Dollars in thousands)

	Three Months Ended		Nine months Ended		As of and for the Four Quarters Ended
	September 30,		September 30,		September 30,
	2007	2006	2007	2006	2007	2006
EBITDA reconciliation: (1)
Net (loss)/earnings	$(118,552)	$59,539	$(160,012)	$216,330	$(150,988)	$318,307
(Benefit)/provision for income taxes	(73,865)	34,908	(98,991)	134,058	(94,394)	202,287
Interest amortized to cost of sales	14,920	12,508	33,058	32,787	43,257	44,558
Depreciation and amortization	4,412	5,095	13,456	15,272	21,913	19,727
EBITDA	$(173,085)	$112,050	$(212,489)	$398,447	$(180,212)	$584,879
Add back:
Real estate-related impairments	$171,754	$8,308	$268,773	$15,603	$331,438	$15,603
Goodwill-related impairments	45,000	—-	72,952	—-	72,952	—-
Adjusted EBITDA	$43,669	$120,358	$129,236	$414,050	$224,178	$600,482

Interest coverage ratio: (2)
Adjusted EBITDA					$224,178	$600,482
Interest incurred					$61,109	$50,886
Interest coverage ratio					3.7	11.8

Debt to Adjusted EBITDA ratio: (3)
Notes payable and other borrowings					$883,927	$788,010
Adjusted EBITDA					$224,178	$600,482
Debt to Adjusted EBITDA ratio					3.9	1.3

After-tax stockholder returns: (4)
Net earnings					$(150,988)	$318,307
Average assets					$2,180,699	$2,055,190
Average equity					$969,322	$886,617
After-tax return on assets					—6.9%	15.5%
After-tax return on equity					—15.6%	35.9%

Net debt-to-capital: (5)
Notes payable and other borrowings					$883,927	$788,010
Less: cash and cash equivalents					(45,297)	(75,436)
Net debt					838,630	712,574
Stockholders’ equity					852,898	994,881
Capital					$1,691,528	$1,707,455
Net debt-to-capital					49.6%	41.7%

(1)  EBITDA and adjusted EBITDA are non-GAAP financial measures, representing net earnings before interest expense amortized to cost of sales, income taxes, depreciation and amortization, with write-offs and impairment charges also excluded from adjusted EBITDA. EBITDA is presented here because it is used by management to analyze and compare Meritage with other homebuilding companies on the basis of operating performance, and by investors and analysts in the homebuilding industry. EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, it is not necessarily an accurate means of comparison between companies. EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA is presented because it more closely resembles the comparable covenant calculations under our revolving credit facility and senior and senior subordinated note indentures.

(2)  Interest coverage ratio is calculated as the trailing four quarters’ EBITDA or adjusted EBITDA divided by the trailing four quarters’ interest incurred.

(3) Debt to adjusted EBITDA ratio is calculated as notes payable and other borrowings divided by the trailing four quarters’ EBITDA or adjusted EBITDA.

(4) Return on assets is defined as net earnings for the trailing four quarters divided by the average of the trailing five quarters’ ending total assets. Return on equity is defined as net earnings for the trailing four quarters divided by the average of the trailing five quarters’ ending stockholders’ equity for the same period.

(5) Net debt-to-capital is calculated as notes payable and other borrowings less cash and cash equivalents, divided by the sum of notes payable and other borrowings, less cash and cash equivalents, plus stockholders’ equity.

Meritage Homes Corporation and Subsidiaries

Balance Sheet Data

(In thousands)

	September 30, 2007	June 30, 2007	December 31, 2006
	(unaudited)	(unaudited)
Total assets	$2,075,468	$2,229,595	$2,170,525

Real estate	1,538,199	1,649,286	1,535,871

Cash and cash equivalents	45,297	51,678	56,710

Total liabilities	1,222,570	1,260,658	1,163,693

Notes payable and other borrowings	883,927	903,330	733,276

Stockholders’ equity	852,898	968,937	1,006,832

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

(Dollars in thousands)

	For the Three Months Ended September 30,
	2007		2006
	Homes	Value	Homes	Value
Homes Closed:
California	229	$104,989	382	$210,941
Nevada	71	24,817	177	70,282
West Region	300	129,806	559	281,223

Arizona	373	119,600	851	286,390
Texas	1,038	263,504	1,063	247,926
Colorado	64	22,669	36	13,121
Central Region	1,475	405,773	1,950	547,437

Florida	119	39,088	127	47,083
East Region	119	39,088	127	47,083

Total	1,894	$574,667	2,636	$875,743

Homes Ordered:
California	180	$72,641	304	$156,095
Nevada	51	13,629	68	28,444
West Region	231	86,270	372	184,539

Arizona	188	46,366	314	94,842
Texas	850	209,708	1,148	292,595
Colorado	41	13,408	34	13,324
Central Region	1,079	269,482	1,496	400,761

Florida	125	34,614	2	(4,070	)*
East Region	125	34,614	2	(4,070)

Total	1,435	$390,366	1,870	$581,230

*                       Negative balance represents the total value of home orders cancelled exceeding the value of total home orders taken.

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

(Dollars in thousands)

	As of and For the Nine Months Ended September 30,
	2007		2006
	Homes	Value	Homes	Value
Homes Closed:
California	631	$306,380	1,166	$665,935
Nevada	174	61,743	538	213,544
West Region	805	368,123	1,704	879,479

Arizona	1,229	422,624	2,475	802,373
Texas	3,024	759,592	3,090	719,396
Colorado	125	46,142	89	32,849
Central Region	4,378	1,228,358	5,654	1,554,618

Florida	365	122,049	528	190,871
East Region	365	122,049	528	190,871

Total	5,548	$1,718,530	7,886	$2,624,968

Homes Ordered:
California	714	$317,032	832	$455,308
Nevada	205	69,264	279	111,093
West Region	919	386,296	1,111	566,401

Arizona	1,035	303,532	1,504	520,127
Texas	2,854	710,522	3,630	901,181
Colorado	145	52,377	98	37,970
Central Region	4,034	1,066,431	5,232	1,459,278

Florida	289	79,721	233	82,529
East Region	289	79,721	233	82,529

Total	5,242	$1,532,448	6,576	$2,108,208

Order Backlog:
California	309	$140,468	380	$210,337
Nevada	88	29,246	90	23,949
West Region	397	169,714	470	234,286

Arizona	711	228,214	1,456	556,456
Texas	2,039	533,093	2,713	691,250
Colorado	65	25,018	41	16,943
Central Region	2,815	786,325	4,210	1,264,649

Florida	167	57,940	404	165,905
East Region	167	57,940	404	165,905

Total	3,379	$1,013,979	5,084	$1,664,840

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

	First Three Quarters 2007		First Three Quarters 2006
	Beg.	End	Beg.	End
Active
Communities:
California	26	29	20	27
Nevada	5	11	6	5
West Region	31	40	26	32

Arizona	42	37	35	41
Texas	121	124	108	121
Colorado	6	7	3	5
Central Region	169	168	146	167

Florida	13	13	12	14
East Region	13	13	12	14

Total	213	221	184	213

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) is a leader in the homebuilding industry. The Company is ranked by Builder magazine as the 12th largest homebuilder in the U.S., ranked #580 on the 2007 Fortune 1000 list, and was selected in 2006 for the fourth consecutive year to Forbes’ “Platinum 400 — Best-Managed Big Companies in America.” Meritage operates in many of the historically dominant homebuilding markets of the southern and western United States, including six of the top 10 single-family housing markets in the country for 2006. For more information about the Company, visit www.meritagehomes.com. Meritage is a member of the Public Home Builders Council of America (www.phbca.org).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include those regarding our expectations as to the extent and duration of the downturn in the housing market, that our cash flows should improve in the future, and that our balance sheet and liquidity will be maintained or improved in the future. Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: fluctuations in demand, competition, sales orders, cancellation rates and home prices in our markets; potential write-downs or write-offs of assets or deposits; interest rates and changes in the availability and pricing of residential mortgages; housing affordability; our success in locating and negotiating potential acquisitions; successful integration of acquired operations with existing operations; our investments in land and development joint ventures; our dependence on key personnel and the availability of satisfactory subcontractors; materials and labor costs; our ability to take certain actions because of restrictions contained in the indentures for our senior and senior subordinated notes and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of construction defect and home warranty claims; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to acquire additional land or options to acquire additional land on acceptable terms; our exposure to obligations under performance and surety bonds, performance guarantees and letters of credit; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; inflation in the cost of materials used to construct our homes; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2006, and Form 10-Q for the quarter ended June 30, 2007, under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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